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Exhibit 10.50

FIRST AMENDMENT TO VENETIAN HOTEL SERVICE AGREEMENT

        THIS FIRST AMENDMENT TO VENETIAN HOTEL SERVICE AGREEMENT (this "Amendment") is made as of June 28, 2004, by and between Venetian Casino Resort, LLC ("VCR") and Interface Group-Nevada, Inc. d/b/a Sands Expo and Convention Center ("SECC").

        WHEREAS, VCR and SECC are parties to that certain Venetian Hotel Service Agreement dated as of June 28, 2001 (as heretofore amended, the "Agreement"), pursuant to which SECC provides certain services to customers of VCR;

        WHEREAS, the term as set forth in the Agreement is presently set to expire on June 28, 2004; and

        WHEREAS, VCR and SECC now desire to amend the Agreement to provide for an extension of the term, and certain other changes, upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VCR and SECC agree as follows:

        1.    VCR Customer Services.    Paragraph 4 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "SECC agrees to pay VCR a service license fee equal to 50% of the fees and charges due to SECC (after deduction of all direct expenses, excluding overhead costs, paid or to be paid to SECC to deliver the Services) for providing the Services to customers of Venetian. In lieu of the foregoing arrangement, VCR may bill its customers directly for such customers' consumption of Services, pay to SECC its direct expenses for providing such Services, excluding overhead costs, and then remit to SECC an amount equal to 50% of the amount billed to such customers, minus such direct expenses paid to SECC. Notwithstanding the foregoing, at the option of SECC and Venetian, and in lieu of the foregoing arrangements, SECC and Venetian may agree that SECC will pay to Venetian (or Venetian will remit to SECC, as the case may be) a percentage of SECC's revenues for providing such Services (or a percentage of VCR's billings to its customers, as the case may be), such percentage to be based upon the historical revenue sharing results under this Agreement. From time to time, SECC and Venetian will review such percentage and adjust it to conform with such historical results. The foregoing revenue sharing payments, whether being paid by SECC or VCR, are hereinafter referred to as "Revenue Sharing Payments"."

        2.    VCR Services.    Paragraph 5 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "5. In the event that SECC shall provide Services to VCR, for VCR's consumption and not for third party customers (the fees for which are provided in Paragraph 4 above), the SECC shall provide such Services for an amount less than the retail price charged by SECC for the provision of such Services to its customers or customers of VCR (but in no event less than the costs incurred by SECC for the provision of such Services plus a mark-up of 20%)."

        3.    Billing, etc.    Paragraph 6 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "SECC (and VCR, in cases where VCR is billing its customers and remitting fees to SECC) shall set payment terms, make creditor decisions, collect payments and establish procedures and policies on account of Services provided, in a manner mutually agreed upon by VCR and SECC from time to time. Payments will be made by SECC or VCR, as the case may be, on commercially reasonable terms at commercially reasonable times."

        4.    Revenue and Expense Summaries.    Paragraph 7 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "7. SECC shall provide VCR with a revenue and expense summary (for cases where the SECC is providing Services to customers of Venetian) and VCR shall provide SECC with a revenue summary and SECC shall provide VCR with an expense summary (for cases where VCR is billing its customers directly), in each case on a monthly basis. SECC and VCR each reserve the right to review the other's relevant books and records to verify the amounts payable hereunder."

        5.    Notices.    Paragraph 11 is hereby amending by deleting David Friedman as the attention person for VCR, and deleting his phone and facsimile information, and inserting in lieu thereof Harry Miltenberger as the contact person, and a phone number of (702) 733-5729 and a facsimile number of (702) 733-5758.

        6.    Term.    The parties agree that, notwithstanding the provisions of Paragraph 12 of the Agreement, the term of the Agreement is hereby extended from June 28, 2004 until August 10, 2007 (such period, the "Extension Period").

        7.    Maximum Payments.    The parties agree that in no event shall the aggregate Revenue Sharing Payments (as defined in the Agreement, as amended hereby) due under this Amendment for the Extension Period equal or exceed the amount which, under the terms of any indenture or credit agreement binding on VCR, would require VCR to obtain a fairness opinion with respect thereto.

        8.    No Other Modifications.    Except as modified by this Amendment, the Agreement and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby ratified and confirmed in all respects.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VENETIAN CASINO RESORT, LLC
By:	Las Vegas Sands, Inc., its managing member
	By:	/s/ HARRY MILTENBERGER Name: Harry Miltenberger Title: Secretary
INTERFACE GROUP-NEVADA, INC. d/b/a SANDS EXPO AND CONVENTION CENTER
	By:	/s/ HARRY MILTENBERGER Name: Harry Miltenberger Title: Secretary

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FIRST AMENDMENT TO VENETIAN HOTEL SERVICE AGREEMENT